Exhibit 99.1

TRC Reports Fiscal 2005 First Quarter

Operating Income Increased 19%

Windsor, CT  —  October 28, 2004  —  TRC (NYSE:TRR) today announced a 19% increase in operating income for the first quarter of fiscal 2005.

First Quarter Results

Gross revenue for the first quarter ended September 30, 2004 was $89.7 million compared to $90.3 million for the first quarter of fiscal 2003.  Net service revenue for this year’s first quarter increased 7% to $60.3 million, a new first quarter record, from $56.6 million for the same period of the prior year.

Operating income for the fiscal 2005 first quarter was $6.4 million, compared to $5.4 million for the same period last year, and operating margin increased to 10.6% from 9.5% a year ago.  Net income was $2.9 million, or $0.19 per diluted share, after a charge for the cumulative effect of an accounting change of $0.6 million (net of income taxes), or $0.04 per share.  Prior to this charge, net income was $3.5 million, or $0.23 per diluted share.  For the first quarter of fiscal 2004, net income was $3.0 million, or $0.20 per diluted share.

The new accounting guidance recently issued by the Emerging Issues Task Force (EITF) of the FASB, EITF 03-16, “Accounting for Investments in Limited Liability Companies,” requires TRC to change its method of accounting for its 19.9% investment in a start-up energy savings company from the cost method to the equity method, effective July 1, 2004.  Accordingly, the Company recorded an adjustment for the cumulative effect of this change in accounting principle equal to its pro rata share of the company’s losses since making its investment in fiscal 2001.

Operations Review and Outlook

“The new fiscal year is off to a solid start.  We achieved our primary goals for the first quarter, including record net service revenue and improved operating margin.  Organic growth represented about 90% of the increase in net service revenue and operating income.  Net service revenue backlog at September 30, 2004 remained strong at approximately $250 million despite robust revenue for the quarter, and its quality continued to improve in terms of the margins we anticipate from recent new project awards.  Based on our backlog and our expectation for continued modest expansion of the U.S. economy, the outlook is for further growth in net service revenue, operating margin, and net income this year,” said Chairman and Chief Executive Officer Dick Ellison.

Ellison continued, “The key to TRC’s success is our ability to anticipate changes in our clients’ service requirements.  Important changes are occurring now, and TRC is responding.  As we announced at the end of fiscal 2004, we have refined our strategic plan to direct our resources primarily toward issues related to water, transportation, energy, and the environment, which we believe are and will remain among the primary constraints to the nation’s growth.  We are primarily focusing on clients in three key geographic markets:  the Southern Connecticut-to-Philadelphia corridor, which includes New York and New Jersey; the Texas/Louisiana/Oklahoma region; and the Far West, including California, Las Vegas, and Phoenix.  We believe that this strategy will allow us to take maximum advantage of our unique competitive position.”

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October 28, 2004

Conference Call

TRC will host a conference call at 11:00 a.m. EST today.  A simultaneous WebCast may be accessed from the Investor Center link at www.TRCsolutions.com.  A replay will be available after 1:00 p.m. EST at this same Internet address, or at (800) 633-8284, reservation #21211342

About TRC

Named one of FORTUNE Magazine’s 100 Fastest Growing Companies in 2003, Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

(tables attached)

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,
(in thousands, except per share data)	2004	2003

Gross revenue	$89,657	$90,319
Less subcontractor costs and direct charges	29,316	33,753

Net service revenue	60,341	56,566

Operating costs and expenses:
Cost of services	50,202	47,458
General and administrative expenses	2,265	2,283
Depreciation and amortization	1,453	1,426

	53,920	51,167

Income from operations	6,421	5,399

Interest expense	423	374

Income before taxes	5,998	5,025

Federal and state income tax provision	2,459	2,010

Income before accounting change	3,539	3,015

Cumulative effect of accounting change,net of income taxes of $409	(589)	—

Net income	2,950	3,015

Dividends and accretion charges on preferred stock	223	167

Net income available to common shareholders	$2,727	$2,848

Basic earnings per common share:
Before accounting change	$0.24	$0.21
Cumulative effect of accounting change	(0.04)	—
	$0.20	$0.21

Diluted earnings per common share:
Before accounting change	$0.23	$0.20
Cumulative effect of accounting change	(0.04)	—
	$0.19	$0.20

Average shares outstanding:
Basic	13,907	13,500
Diluted	14,639	15,360

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)	Sep. 30, 2004	Jun. 30, 2004

ASSETS
Current assets:
Cash	$2,215	$3,468
Accounts receivable, less allowances for doubtful accounts	121,851	116,704
Insurance recoverable - environmental remediation	1,663	1,647
Income taxes refundable	—	656
Deferred income tax benefits	746	312
Prepaid expenses and other current assets	2,283	2,130
	128,758	124,917

Property and equipment, at cost	45,742	44,612
Less accumulated depreciation and amortization	28,790	27,569
	16,952	17,043
Goodwill	113,914	111,829
Investments in and advances to unconsolidated affiliates and construction joint ventures	6,501	7,030
Long-term insurance receivable	5,708	2,879
Long-term insurance recoverable - environmental remediation	12,991	13,358
Other assets	6,836	5,961
	$291,660	$283,017

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,127	$1,229
Accounts payable	18,839	16,024
Accrued compensation and benefits	12,047	13,811
Income taxes payable	1,314	—
Billings in advance of revenue earned	5,741	6,338
Environmental remediation liability	1,663	1,647
Other accrued liabilities	7,905	8,014
	48,636	47,063
Non-current liabilities:
Long-term debt, net of current portion	45,392	41,398
Deferred income taxes	8,594	8,578
Long-term environmental remediation liability	12,991	13,358
	66,977	63,334
Mandatorily redeemable preferred stock	14,853	14,823

Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, 15,000 issued as mandatorily redeemable, liquidation preference of $15,000	—	—
Common, $.10 par value; 30,000,000 shares authorized, 14,878,931 and 13,935,952 shares issued and outstanding, respectively, at September 30, 2004 and 14,837,657 and 13,894,678 shares issued and outstanding, respectively, at June 30, 2004	1,488	1,484
Additional paid-in capital	99,236	98,570
Retained earnings	63,367	60,640
	164,091	160,694
Less treasury stock, at cost	2,897	2,897
	161,194	157,797
	$291,660	$283,017